UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) July 9, 2001


                                 C-COR.net Corp.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

       Pennsylvania                     0-10726                  24-0811591
-------------------------------     ----------------         -------------------
(State or other jurisdiction of     (Commission File          (I.R.S. Employer
incorporation or organization)       Number)                 Identification No.)

  60 Decibel Road, State College, Pennsylvania               16801
 ------------------------------------------------         ----------
         (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code:            (814) 238-2461


         (Former name or former address, if changed since last report.)

Item 5.  Other Events.

On July 9, 2001, C-COR.net and ADC Telecommunications Inc. (ADC) entered into a definitive agreement under which C-COR will purchase certain assets of ADC's Broadband Communications Division for a cash payment of approximately $32.0 million and the assumption of certain liabilities. The transaction is expected to be completed by the end of August 2001, subject to customary closing conditions.

Item 7.  Financial Statements and Exhibits

     (c) Exhibits.

         99.1 Press Release, dated July 9, 2001, of C-COR.net Corp.

                                                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


C-COR.net Corp.
(Registrant)

July 11, 2001


By: /s/ David A. Woodle
-----------------------------------------------------
Name: David A. Woodle
Title: President and Chief Executive Officer

                                                                    Exhibit 99.1

                C-COR.NET TO PURCHASE CERTAIN CABLE ASSETS OF ADC

  Conference Call Scheduled to Discuss Impact of the Acquisition on C-COR.net's
                Strategic Position in the Broadband Marketplace


         State College, PA (July 9, 2001) - C-COR.net (Nasdaq: CCBL), a global provider of broadband technology and services, today announced that the Company will purchase certain assets of ADC Telecommunications' (Nasdaq: ADCT) cable product portfolio for a cash payment of approximately $32 million and the assumption of certain liabilities. The assets being purchased include assets from ADC's Broadband Communications Division, located in Meriden, Connecticut; Buenos Aires, Argentina; and Klagenfurt, Austria. The transaction is expected to be completed by the end of August 2001, subject to customary closing conditions set forth in the purchase agreement. Upon completion of the purchase, the assets will become part of C-COR.net's Telecommunications Equipment Group. John Caezza,
                                     -MORE-

C-COR.NET TO PURCHASE CERTAIN CABLE ASSETS OF ADC-ADD 1

the Vice President and General Manager of ADC's Broadband Communications Division, will become Vice President and General Manager of C-COR.net's Telecommunications Equipment Group.

         C-COR.net has scheduled a conference call for 9:45 AM (ET) on Monday, July 9, 2001, to discuss the purchase. Details regarding access to the conference call are provided under a separate C-COR.net news release, dated July 9, 2001.

         The ADC Broadband Communications Division provides globally recognized digital video transport and hybrid fiber coax (HFC) transport products to deliver analog and integrated digital services to cable, telco, and broadcast customers. Among the Division's well-known offerings are the DV 6000/6400 line of high-quality, uncompressed digital video products, and the Optiworx(TM) line of modular headend and outside node equipment supporting analog and integrated digital services. Approximately 400 employees currently work within the unit, primarily in the areas of engineering, product management and development, customer service, and sales.

         In a statement issued regarding the purchase, David A. Woodle, Chairman and CEO of C-COR.net, commented, "The purchase of these strategic cable assets from ADC will have three immediate benefits in meeting our strategic plan for growth: a significant increase in business volume, an expanded customer base and installed equipment base both in the U.S. and abroad, and the addition of established and reputable product offerings, particularly in the digital video transport market. Equally important over the long-term, we will be tapping into a highly skilled workforce with extensive industry experience that will enhance and expand the scope of our research and product development capabilities. From both the short and long view, therefore, we see this acquisition as a major
                                     -MORE-

C-COR.NET TO PURCHASE CERTAIN CABLE ASSETS OF ADC-ADD 2

step in strengthening C-COR.net's position as a leading broadband communications market player."

         C-COR.net expects the acquisition to add approximately $15 million in revenue and $.02 and $.03 in earnings per quarter after a transition period of approximately six months. During the transition period, the Company anticipates incurring between $6 to $8 million in non-recurring expenses to consolidate product lines and facilities, and to implement a new ERP (Enterprise Resource Planning) System.

About C-COR.net

         C-COR.net provides technology and services for the full network life cycle of two-way HFC broadband networks. The Company develops and supplies high-quality RF (Radio Frequency) and fiber optic transportation electronics for the global market. C-COR.net also offers next-generation network management systems, mobile workforce management solutions using wireless technology, and nationwide technical field support with full service outsourcing capabilities. C-COR.net's common stock is listed on the Nasdaq National Market (Symbol: CCBL) and the Russell 2000 Stock Index. C-COR.net's Web site is www.c-cor.net.